Exhibit 1.1

PENNANTPARK FLOATING RATE CAPITAL LTD.

(a Maryland corporation)

$100,000,000 4.25% Notes due 2026

UNDERWRITING AGREEMENT

Dated: March 18, 2021

PENNANTPARK FLOATING RATE CAPITAL LTD.

(a Maryland corporation)

$100,000,000 4.25% Notes due 2026

UNDERWRITING AGREEMENT

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

Keefe, Bruyette & Woods, Inc.

787 Seventh Avenue, Fourth Floor

New York, New York 10019

Truist Securities, Inc.

3333 Peachtree Road NE

Atlanta, Georgia 30326

Ladies and Gentlemen:

PennantPark Floating Rate Capital Ltd., a Delaware corporation (the “Company”), confirms its agreement with Goldman Sachs & Co. LLC (“GS”), Keefe, Bruyette and Woods, Inc. (“KBW”), Truist Securities, Inc. (“TS”) and each of the other underwriters named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom each of GS, KBW and TS is acting as a representative (each of GS, KBW and TS in such capacity, a “Representative” and collectively, the “Representatives”), with respect to the sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of $100,000,000 aggregate principal amount of 4.25% Notes due 2026 (the “Securities”).

The Securities will be issued under an indenture, dated as of the Closing Time (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of the Closing Time, (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”). The Securities will be issued to Cede & Co. as nominee of The Depository Trust Company (“DTC”) pursuant to that certain blanket letter of representations (the “DTC Agreement”) between the Company and DTC. The Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The Company understands that the Underwriters propose to make a public offering of the Securities as soon as the Representatives deem advisable after this Underwriting Agreement (this “Agreement”) has been executed and delivered.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a shelf registration statement on Form N-2 (File No. 333-235532), relating to the registration of the Securities and certain of the Company’s other securities under the Securities Act of 1933, as amended (the “1933 Act”), which registration statement was declared effective by the Commission on January 29, 2020. The Company has also filed with the Commission a preliminary prospectus supplement, dated March 18, 2021, as such prospectus supplement may be amended (the “Preliminary Prospectus Supplement”), which contains a base prospectus, dated January 29, 2020 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, the (the “preliminary prospectus”). Promptly after execution and delivery of this Agreement, the Company will prepare and file a prospectus in accordance with the provisions of Rule 430B (“Rule 430B”) or Rule 430C (“Rule 430C”) of the rules and regulations of the Commission promulgated under the 1933 Act (such provisions, the “1933 Act Regulations”) and Rule 424(b) of the 1933 Act Regulations. The information included or incorporated by reference in such prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of such registration statement at the time it became effective pursuant to Rule 430C is herein called the “Rule 430C Information” and the information, if any, included or incorporated by reference in such prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be a part of such registration statement pursuant to Rule 430B is referred to as “Rule 430B Information.” Unless the context otherwise requires, such registration statement, including all documents filed as part thereof and any Rule 430B Information or Rule 430C Information contained in a prospectus subsequently filed with the Commission pursuant to Rule 424(b) under the 1933 Act and deemed to be part of the registration statement and also including any registration statement filed pursuant to Rule 462(b) of the 1933 Act Regulations, is herein called the “Registration Statement.” The final prospectus in the form filed by the Company with the Commission pursuant to Rule 424(b) on or before the second business day after the date hereof (or such earlier time as may be required under the 1933 Act) is herein called the “Prospectus.” All references in this Agreement to amendments or supplements to the Registration Statement or the Prospectus, including those made pursuant to Rule 424(b) under the 1933 Act or such other rule under the 1933 Act as may be applicable to the Company, shall be deemed to mean and include, without limitation the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”) which is or is deemed to be incorporated by reference in or otherwise to be a part of or included in the Registration Statement or the Prospectus, as the case may be, as of any specified date. For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system or any successor system (“EDGAR”).

A Form N-54A Notification of Election to be Subject to Sections 55 through 65 of the Investment Company Act of 1940 Filed Pursuant to Section 54(a) of the Investment Company Act (File No. 814-00891) was filed with the Commission on April 7, 2011 under the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations and any applicable guidance and/or interpretation of the Commission or its staff thereunder (the “1940 Act Regulations”).

The Company has entered into that certain Second Amended and Restated Investment Advisory Agreement, dated as of February 2, 2016 (the “Investment Management Agreement”), with PennantPark Investment Advisers, LLC (the “Adviser”), a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder (collectively, the “Advisers Act”).

As used in this Agreement:

“Applicable Time” means 3:00 P.M., New York City time, on March 18, 2021 or such other time as agreed by the Company and the Representatives.

“General Disclosure Package” means the preliminary prospectus as of the Applicable Time and the information included on Schedule B hereto, all considered together.

SECTION 1. Representations and Warranties.

(a) Representations and Warranties by the Company. The Company represents and warrants to each Underwriter as of the date hereof, the Applicable Time and the Closing Time (as defined below) and agrees with each Underwriter, as follows:

(i) Registration Statement and Prospectuses. The Company is eligible to use Form N-2. Each of the Registration Statement and any amendment thereto have been declared effective by the Commission under the 1933 Act or have become effective pursuant to Rule 462 under the 1933 Act. No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, contemplated. The Company has complied with each request (if any) from the Commission for additional information in connection with the Registration Statement.

Each of the Registration Statement and any post-effective amendment thereto, at the time it became effective, complied in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations, the 1940 Act and the 1940 Act Regulations. Each preliminary prospectus, the Prospectus and any amendment or supplement thereto, at the time each was filed with the Commission, complied in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations, the 1940 Act and the 1940 Act Regulations. Each preliminary prospectus delivered to the Underwriters for use in connection with this offering and the Prospectus was or will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(ii) Issuer Free Writing Prospectus. The Company (including its agents and representatives, other than the Underwriters in their capacity as such) has not made, used, prepared, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the 1933 Act) that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Company or its agents and representatives (other than a communication referred to in clauses (i), (ii), (iii) and (iv) below) an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the 1933 Act or Rule 134 under the 1933 Act, (ii) the Registration Statement, (iii) any preliminary prospectus, (iv) the Prospectus,

(v) the documents listed on Schedule B hereto, including a Term Sheet substantially in the form of Annex A hereto and (vi) any electronic road show or other written communications, in each case approved in writing in advance by the Representatives, such approval not to be unreasonably withheld. Each such Issuer Free Writing Prospectus, if any, complies in all material respects with the 1933 Act, has been or will be (within the time period specified in Rule 433) filed in accordance with the 1933 Act (to the extent required thereby). No Issuer Free Writing Prospectus conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified.

(iii) Documents Incorporated by Reference. The documents incorporated by reference in each of the Registration Statement, the Prospectus and the preliminary prospectus, when they became effective or were filed with the Commission, as the case may be, conformed or will conform in all material respects to the requirements of the 1934 Act.

(iv) Testing-the-Waters Communications. The Company (i) has not alone engaged in any Testing-the-Waters Communication other than Testing-the-Waters Communications with the consent of the Representatives with entities that are qualified institutional buyers within the meaning of Rule 144A under the 1933 Act or institutions that are accredited investors within the meaning of Rule 501 under the 1933 Act and (ii) has not authorized anyone to engage in Testing-the-Waters Communications. The Company has not distributed any Written Testing-the-Waters Communications. “Testing-the-Waters Communication” means any oral or written communication with potential investors undertaken in reliance on Rule 163B under the Act. “Written Testing-the-Waters Communication” means any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405.

(v) Accurate Disclosure. Neither the Registration Statement nor any amendment thereto, at its effective time or at the Closing Time, contained, contains or will contain an untrue statement of a material fact or omitted, omits or will omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading. As of the Applicable Time, none of the General Disclosure Package, nor any individual preliminary prospectus, when considered together with the General Disclosure Package, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the Prospectus nor any amendment or supplement thereto, as of their respective date(s), at the time of any filing with the Commission pursuant to Rule 424(b) or at the Closing Time, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement (or any amendment thereto), the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through a Representative expressly for use therein (collectively, the “Underwriter Information”). For purposes of this Agreement, the only Underwriter Information shall be (i) the concession amounts appearing in the second paragraph under the heading “Underwriting—Commissions and Discounts,” (ii) the information in “Underwriting—Price Stabilization, Short Positions” and (iii) the information in “Underwriting—Principal Business Address, in each case, in the Prospectus.

(vi) Company Not Ineligible Issuer. At the time of filing the Registration Statement and any post-effective amendment thereto, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities and at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an ineligible issuer.

(vii) Independent Accountants of the Company. The accountants who audited or reviewed the financial statements and supporting schedules of the Company included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus are independent registered public accountants with respect to the Company within the applicable rules and regulations of the Commission and the Public Company Accounting Oversight Board (United States) and as required by the 1933 Act.

(viii) Financial Statements. The financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related schedules and notes, present fairly in all material respects the financial position of the Company and the Subsidiaries (as defined below) at the dates indicated and the results of their operations and the changes in the cash flows of the Company and the Subsidiaries for the periods specified (except that the unaudited financial statements were or are subject to normal year-end adjustments which were not, or are not expected to be, material in amount to the Company); said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except, in each case, as may be permitted by the rules and regulations of the Commission). The supporting schedules, if any, included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly in all material respects in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information of the Company and the Subsidiaries included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus have been derived from the accounting records and other books and records of the Company and the Subsidiaries and present fairly in all material respects the information shown therein. Except as included therein, no historical or pro forma financial statements or supporting schedules are required to be included in the Registration Statement, the General Disclosure Package or the Prospectus under the 1933 Act or the 1933 Act Regulations.

(ix) No Material Adverse Change in Business. Except as otherwise stated therein, since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, (A) there has been no material adverse change in the business, management, financial condition, results of operations or prospects of the Company and the Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of the Subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and the Subsidiaries considered as one enterprise and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(x) Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and to enter into this Agreement and perform its obligations under this Agreement, the Investment Management Agreement, the Indenture, the Securities and the DTC Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

(xi) Subsidiaries of the Company; Portfolio Companies. The Company’s only subsidiaries that were consolidated with the Company for financial reporting purposes under GAAP as of December 31, 2020 are those listed on Schedule C hereto (each a “Subsidiary” and, collectively, the “Subsidiaries”). Each of the Subsidiaries has been duly organized and is validly existing as a corporation, limited liability company or limited partnership in good standing under the laws of the jurisdiction of its organization, has power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Prospectus and is duly qualified as a foreign corporation, limited liability company or limited partnership to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect; except as disclosed in the General Disclosure Package and the Prospectus, all of the issued and outstanding capital stock of each such Subsidiary has been duly authorized and validly issued and is fully paid and non-assessable; none of the outstanding shares of capital stock of any of the Subsidiaries was issued in violation of the preemptive or other similar rights of any securityholder of such Subsidiary. Except for any investments made in the ordinary course of business since the most recent quarter end, the Company does not own, directly or indirectly, any investments or shares of stock or any other equity or long-term debt securities of any corporation or other entity other than (A) the Subsidiaries and (B) those corporations or other entities described in the Registration Statement, General Disclosure Package and the Prospectus under the caption “Portfolio Companies” (each a “Portfolio Company” and collectively the “Portfolio Companies”). Except as otherwise disclosed in the General Disclosure Package and the Prospectus, the Company does not control (as such term is defined in Section 2(a)(9) of the 1940 Act), any of the Portfolio Companies or any corporation or other entity in which it invested since the most recent quarter end.

(xii) Capitalization. The authorized, issued and outstanding shares of capital stock of the Company are as set forth in the Registration Statement, the General Disclosure Package and the Prospectus in the column entitled “Actual” under the caption “Capitalization.” The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of capital stock of the Company were issued in violation of the preemptive or other similar rights of any securityholder of the Company. Except as set forth in the Registration Statement, the General Disclosure Package and the Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding.

(xiii) Authorization of Agreements.

(a)	This Agreement has been duly authorized, executed and delivered by the Company.

(b)

The Base Indenture has been duly authorized, and, at the Closing Time, will be duly executed and delivered by the Company and, when duly executed and delivered by the Trustee, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally or (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

(c)

The First Supplemental Indenture has been duly authorized, and, at the Closing Time, will be duly executed and delivered by the Company and, when duly executed and delivered by the Trustee, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally or (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

(d)

The DTC Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally or (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

(xiv) Authorization and Description of Securities. The Securities to be purchased by the Underwriters from the Company have been duly authorized and, when issued and delivered by the Company and authenticated by the Trustee pursuant to this Agreement and the Indenture relating thereto, against payment of the purchase price set forth herein, will be valid and legally binding obligations of the Company enforceable in accordance with their terms, except as the enforcement thereof may be subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought, and will be entitled to the benefits of the Indenture relating thereto; and the Securities and the Indenture conform to all statements relating thereto contained in the General Disclosure Package and the Prospectus and such description conforms to the rights set forth in the instruments defining the same.

(xv) Absence of Violations and Defaults. Neither the Company nor any of the Subsidiaries is (A) in violation of its charter, bylaws or similar organizational document, each as amended or supplemented as of the date of this Agreement and the Closing Time, (B) in default under any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company or any of the Subsidiaries is subject (collectively, “Agreements and Instruments”), except for such defaults that would not reasonably be expected, singly or in the aggregate, to result in a Material Adverse Effect, or (C) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of the Subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”), except for such violations that would not reasonably be expected, singly or in the aggregate, to result in a Material Adverse Effect.

(xvi) Absence of Conflicts. The execution, delivery and performance of this Agreement, the performance of the Investment Management Agreement, the Indenture, the Securities and the DTC Agreement and the consummation of the transactions contemplated herein and therein and in the Registration Statement, the General Disclosure Package and the Prospectus (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described therein under the caption “Use of Proceeds”) and compliance by the Company with its obligations hereunder and thereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or any of the Subsidiaries pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not reasonably be expected, singly or in the aggregate, to result in a Material Adverse Effect), nor will such action result in any violation of the provisions of (a) the charter, bylaws or similar organizational document of the Company or any of the Subsidiaries or (b) any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity, except, in the case of (b) above, for any violation that would not reasonably be expected, singly or in the aggregate, to result in a Material Adverse Effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of the Subsidiaries.

(xvii) Employees. As of the date hereof, neither the Company nor any of the Subsidiaries has, and as of the Closing Time neither the Company nor any of the Subsidiaries will have, any employees.

(xviii) Absence of Proceedings. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there is no action, suit, proceeding or, to the knowledge of the Company, inquiry or investigation before or brought by any Governmental Entity now pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of the Subsidiaries, which would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement, the Investment Management Agreement, the Indenture, the Securities or the DTC Agreement or the performance by the Company of its obligations hereunder or thereunder.

(xix) Accuracy of Exhibits. There are no contracts or documents which are required to be described in the Registration Statement, the General Disclosure Package or the Prospectus or to be filed as exhibits to the Registration Statement which have not been so described and filed as required.

(xx) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement or the Investment Management Agreement, the Indenture, the Securities, the DTC Agreement or the General Disclosure Package and the Prospectus (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the General Disclosure Package and the Prospectus under the caption “Use of Proceeds”), except (A) such as have been already made or obtained, including under the 1933 Act, the 1933 Act Regulations, the 1940 Act, the 1940 Act Regulations, the Trust Indenture Act, state securities laws or the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), (B) the filing of the Notifications of Election under the 1940 Act, which has been effected and (C) where the failure to obtain any such filing, authorization, approval, consent, license, order, registration, qualification or decree would not reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect.

(xxi) Possession of Licenses and Permits. The Company and the Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entities necessary to conduct the business now operated by them, except where the failure so to possess would not reasonably be expected, singly or in the aggregate, to result in a Material Adverse Effect. The Company and the Subsidiaries are in compliance with the terms and conditions of all Governmental Licenses, except where the failure so to comply would not reasonably be expected, singly or in the aggregate, to result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not reasonably be expected, singly or in the aggregate, to result in a Material Adverse Effect. Neither the Company nor any of the Subsidiaries has received any notice of proceedings relating to the revocation or modification of any Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

(xxii) Title to Property. The Company and the Subsidiaries do not own any real property; and all of the leases and subleases material to the business of the Company and the Subsidiaries, considered as one enterprise, and under which the Company or any of the Subsidiaries holds properties, are in full force and effect, and neither the Company nor any such Subsidiary has received any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

(xxiii) Possession of Intellectual Property. Except as would not reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect, the Company and the Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of the Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of the Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(xxiv) Accounting Controls. The Company, on a consolidated basis, maintains a system of internal control over financial reporting (as defined under Rule 13a-15(f) and 15d-15(f) under the rules and regulations of the Commission under the 1934 Act (such rules and regulations, the “1934 Act Regulations”)) and a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to the Company’s consolidated assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting (it being understood that the Company is not as of the date hereof required to comply with the auditor attestation requirements under Section 404 of the Sarbanes Oxley Act of 2002).

(xxv) Payment of Taxes. All United States federal income tax returns of the Company and the Subsidiaries required by law to have been filed by them (taking into account any applicable extensions) have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, in each case, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided or insofar as the failure to do so would not reasonably be expected, singly or in the aggregate, to result in a Material Adverse Effect. The United States federal income tax returns of the Company through the fiscal year ended September 30, 2019 have been filed, and no assessment in connection therewith has been made against the Company. The Company and the Subsidiaries have filed all other tax returns that are required to have been filed by them (taking into account any applicable extensions) pursuant to applicable foreign, state, local or other law and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company and the Subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been established by the Company or, in each case, insofar as the failure to pay such taxes or file such returns would not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any current assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not reasonably be expected to result in a Material Adverse Effect.

(xxvi) Insurance. The Company and the Subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as the Company reasonably believes is prudent, and all such insurance is in full force and effect. The Company has no reason to believe that it or any of the Subsidiaries will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected to result in a Material Adverse Effect.

(xxvii) Investment Company Act. The Company is not required and, upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Prospectus, will not be required to register as a “management investment company” under the 1940 Act.

(xxviii) Stabilization and Manipulation. The Company has not taken, nor will it take, directly or indirectly, without giving effect to any activities by the Underwriters, any action designed, or that would reasonably be expected, to cause or result in, or that constitutes, any stabilization or manipulation of the price of the Securities, other than activity permitted pursuant to Rule 10b-18 under the 1934 Act.

(xxix) Foreign Corrupt Practices Act. None of the Company, any of the Subsidiaries, or, to the knowledge of the Company, any director, officer or employee of the Company or any of the Subsidiaries or any agent, controlled affiliate or other person acting on behalf of the Company or any of the Subsidiaries is aware of, has taken or will take any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and to the knowledge of the Company, the Company and its Subsidiaries have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xxx) Money Laundering Laws. The operations of the Company and the Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of the jurisdictions in which the Company and the Subsidiaries conduct business, the rules and regulations thereunder and any other relevant laws, rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Company or any of the Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(xxxi) OFAC. None of the Company, any of the Subsidiaries, or, to the knowledge of the Company, any director, officer or employee of the Company or any of the Subsidiaries or any agent, controlled affiliate or other person acting on behalf of the Company or any of the Subsidiaries is an individual or entity (“Person”), or is controlled by a Person that is, (i) currently the subject or target of any sanctions administered or enforced by the United States Government, including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is itself the subject of Sanctions. In the past five (5) years, the Company and the Subsidiaries have not knowingly engaged in, and are not now knowingly engaged in, any unauthorized dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or target of Sanctions.

(xxxii) Lending Relationship. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, the Company (i) does not have any material lending or other relationship with any bank or lending affiliate of any Underwriter and (ii) does not intend to use any of the proceeds from the sale of the Securities to repay any outstanding debt owed to any affiliate of any Underwriter.

(xxxiii) Statistical and Market-Related Data. Any statistical and market-related data included or incorporated by reference in the Registration Statement, the General Disclosure Package or the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate and, to the extent required, the Company has obtained the written consent to the use of such data from such sources.

(xxxiv) Ratings. Other than the Company’s 4.3% Series A Notes due 2023, the Company does not have any debt securities or preferred stock that are rated by any “nationally recognized statistical rating agency” (as that term is defined by the Commission for purposes of Section 3(a)(62) under the 1934 Act).

(xxxv) Related Party Transactions. There are no business relationships or related party transactions involving the Company, any of the Subsidiaries or any other person required to be described in the Registration Statement, the General Disclosure Package or the Prospectus which have not been described as required.

(xxxvi) Notification of Election. When the Notification of Election was filed with the Commission, it (A) contained all statements required to be stated therein in accordance with, and complied in all material respects with the requirements of, the 1940 Act and (B) did not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(xxxvii) Investment Management Agreement. (A) The terms of the Investment Management Agreement, including compensation terms, comply in all material respects with all applicable provisions of the 1940 Act, the 1940 Act Regulations and the Advisers Act and (B) the approvals by the board of directors and the stockholders of the Company of the Investment Management Agreement have been made in accordance with the requirements of Section 15(a) and (c) of the 1940 Act and the 1940 Act Regulations applicable to companies that have elected to be regulated as business development companies under the 1940 Act. The Investment Management Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

(xxxviii) Interested Persons. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus (A) no person is serving or acting as an officer, director or investment adviser of the Company, except in accordance with the provisions of the 1940 Act and the Advisers Act, and (B) to the knowledge of the Company, no director of the Company is an “interested person” (as defined in the 1940 Act) of the Company or an “affiliated person” (as defined in the 1940 Act) of any of the Underwriters.

(xxxix) Business Development Company. (A) The Company has duly elected to be treated by the Commission under the 1940 Act as a business development company, such election is effective and all required action has been taken by the Company under the 1933 Act and the 1940 Act to make the public offering and consummate the sale of the Securities as provided in this Agreement; (B) the provisions of the charter and bylaws of the Company, and the investment objectives, policies and restrictions described in the Prospectus comply in all material respects with the requirements of the 1940 Act applicable to business development companies; and (C) the operations of the Company are in compliance in all material respects with the provisions of the 1940 Act and the 1940 Act Regulations applicable to business development companies.

(xl) No Extension of Credit. The Company has not, directly or indirectly, extended credit, agreed to extend credit, arranged to extend credit or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of the Company or any of the Subsidiaries, or to or for any family member or affiliate of any director or executive officer of the Company or any of the Subsidiaries.

(xli) Regulated Investment Company. The Company has elected to be treated, and has operated, and intends to continue to operate, its business in such a manner as to enable the Company to continue to qualify as a regulated investment company under Subchapter M of U.S. Internal Revenue Code of 1986, as amended (the “Code”). The Company intends to direct the investment of the proceeds of the offering of the Securities in a manner as to comply with the requirements of Subchapter M of the Code.

(xlii) Sarbanes-Oxley Act. To the extent applicable to the Company on the date hereof, there is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xliii) Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the 1933 Act and Section 21E of the 1934 Act) contained in the Registration Statement, the General Disclosure Package or the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(b) Representations and Warranties by the Adviser. The Adviser represents to each Underwriter as of the date hereof, the Applicable Time and the Closing Time (as defined below), and agrees with each Underwriter, as follows:

(i) No Material Adverse Change in Business. Except as otherwise stated therein, since the respective dates as of which information is given or incorporated by reference in the Registration Statement, the General Disclosure Package or the Prospectus, there has been no material adverse change in the condition, financial or otherwise, or in the business, financial condition, capitalization, prospects or regulatory status of the Adviser, whether or not arising in the ordinary course of business, or on the ability of the Adviser to carry out its obligations under this Agreement or the Investment Management Agreement (collectively, an “Adviser Material Adverse Effect”).

(ii) Good Standing. The Adviser has been duly organized and is validly existing as a limited partnership, in good standing under the laws of its state of organization and has limited partnership power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and to enter into this Agreement and perform its obligations under this Agreement and the Investment Management Agreement; and the Adviser is duly qualified as a foreign entity to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not otherwise reasonably be expected to result in an Adviser Material Adverse Effect.

(iii) Registration Under Advisers Act. The Adviser is duly registered with the Commission as an investment adviser under the Advisers Act and is not prohibited by the Advisers Act or the 1940 Act from acting under the Investment Management Agreement for the Company as contemplated by the Registration Statement, the General Disclosure Package and the Prospectus. There does not exist any proceeding or, to the Adviser’s knowledge, any facts or circumstances the existence of which could lead to any proceeding which might adversely affect the registration of the Adviser with the Commission.

(iv) Absence of Proceedings. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there is no action, suit, proceeding or, to the knowledge of the Adviser, inquiry or investigation before or brought by any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Adviser or any of its properties, assets or operations now pending or, to the knowledge of the Adviser, threatened, against or affecting the Adviser, which is required to be disclosed in the Registration Statement (other than as disclosed therein) or which would reasonably be expected to result in an Adviser Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement, the Indenture, the Securities or the Investment Management Agreement or the performance by the Adviser of its obligations hereunder or thereunder.

(v) Absence of Violations and Defaults. The Adviser is not (A) in violation of its limited partnership agreement, (B) in default under any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Adviser is a party or by which it may be bound or to which any of its properties or assets is subject (collectively, the “Adviser Agreements and Instruments”), except for such defaults that would not reasonably be expected, singly or in the aggregate, to result in an Adviser Material Adverse Effect, or (C) in violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Adviser or any of its properties, assets or operations, except for such violations that would not reasonably be expected, singly or in the aggregate, to result in an Adviser Material Adverse Effect.

(vi) Absence of Conflicts. The execution, delivery and performance of this Agreement, the performance of the Investment Management Agreement and the consummation of the transactions contemplated herein and therein and in the Registration Statement, the General Disclosure Package and the Prospectus (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described therein under the caption “Use of Proceeds”) and compliance by the Adviser with its obligations hereunder and thereunder do not and will not, whether with or without the giving of notice of passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Adviser or pursuant to, the Adviser Agreements and Instruments (except for such conflicts, breaches, defaults, events or conditions giving the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Adviser, or liens, charges or encumbrances that would not reasonably be expected, singly or in the aggregate, to result in an Adviser Material Adverse Effect), nor will such action result in any violation of the provisions of (a) the limited partnership agreement of the Adviser, or (b) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Adviser or any of its properties, assets or operations except, in the case of (b) above, for any violation that would not reasonably be expected, singly or in the aggregate, to result in an Adviser Material Adverse Effect.

(vii) Authorization of this Agreement. This Agreement has been duly authorized, executed and delivered by the Adviser.

(viii) Investment Management Agreement. The Investment Management Agreement has been duly authorized, executed and delivered by the Adviser and is a valid and binding obligation of the Adviser, enforceable against it in accordance with its terms, except as the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

(ix) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Adviser of its obligations hereunder or, in connection with the offering, the issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement, the Indenture, the DTC Agreement, the General Disclosure Package, the Investment Management Agreement or the Prospectus (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the General Disclosure Package and the Prospectus under the caption “Use of Proceeds”), except (A) such as have been already made or obtained, including under the 1933 Act, the 1933 Act Regulations, the Trust Indenture Act, state securities laws or the rules of FINRA and (B) where the failure to obtain any such filing, authorization, approval, consent, license, order, registration, qualification or decree would not reasonably be expected, singly or in the aggregate, to result in an Adviser Material Adverse Effect.

(x) Description of Adviser. The description of the Adviser contained in the Registration Statement, the General Disclosure Package and the Prospectus does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(xi) Possession of Licenses and Permits. The Adviser possesses such Governmental Licenses issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by it, except where the failure so to possess would not reasonably be expected, singly or in the aggregate, to result in an Adviser Material Adverse Effect. The Adviser is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not reasonably be expected, singly or in the aggregate, to result in an Adviser Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not reasonably be expected, singly or in the aggregate, to result in an Adviser Material Adverse Effect. The Adviser has not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in an Adviser Material Adverse Effect.

(xii) Stabilization and Manipulation. The Adviser has not taken, nor will take, directly or indirectly, without giving effect to any activities by the Underwriters, any action designed, or that would reasonably be expected, to cause or result in, or which constitutes, the stabilization or manipulation of the price of the Securities, other than activity permitted pursuant to Rule 10b-18 under the 1934 Act.

(xiii) Foreign Corrupt Practices Act. None of the Adviser or, to the knowledge of the Adviser, any director, officer or employee of the Adviser or any agent, controlled affiliate or other person acting on behalf of the Adviser is aware of, has taken or will take any action, directly or indirectly, that would result in a violation by such persons of the FCPA, in connection with the business of the Company, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and to the knowledge of the Adviser, the Adviser has conducted its business, in relation to the Company, in compliance with the FCPA and has instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xiv) Money Laundering Laws. The operations of the Adviser are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws; and no action, suit or proceeding by or before any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Adviser or any of its properties, assets or operations involving the Adviser with respect to the Money Laundering Laws is pending or, to the best knowledge of the Adviser, threatened.

(xv) OFAC. None of the Adviser or, to the knowledge of the Adviser, any director, officer or employee of the Adviser or any agent, controlled affiliate or other person acting on behalf of the Adviser is a Person, or is controlled by a Person that is, (i) currently the subject or target of Sanctions, or (ii) located, organized or resident in a country or territory that is itself the subject of comprehensive Sanctions (currently Crimea, Cuba, Iran, North Korea, and Syria). During the last five years, the Adviser has not knowingly engaged in, and is not now knowingly engaged in, any unauthorized dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or target of Sanctions.

(xvi) Key Employees. The Adviser is not aware that (i) any of its executives, key employees or significant group of employees plans to terminate employment with the Adviser or (ii) any such executive or key employee is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement that would be violated by either the Adviser’s present or proposed business activities, except, in each case, as would not reasonably be expected, singly or in the aggregate, to result in an Adviser Material Adverse Effect.

(xvii) No Labor Disputes. No labor disturbance by or dispute with employees of the Adviser or any of its subsidiaries exists or, to the knowledge of the Adviser, is contemplated or threatened, and the Adviser is not aware of any existing or imminent labor disturbance by, or dispute with, the employees or any of its or its subsidiaries’ principal suppliers, contractors or customers, except in each case as would not reasonably be expected to result in an Adviser Material Adverse Effect.

(xviii) Accounting Controls. The Adviser maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions effectuated by it under the Investment Management Agreement are executed in accordance with its management’s general or specific authorization; (B) access to the Company’s consolidated assets that are in its possession or control is permitted only in accordance with its management’s general or specific authorization; (C) transactions for which it has bookkeeping and record-keeping responsibility under the Investment Management Agreement are recorded as necessary to permit preparation of the Company’s financial statements in conformity with GAAP and to maintain financial statements in conformity with GAAP and to maintain accountability for the Company’s assets and (D) the recorded accountability for such assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(xix) Financial Resources. The Adviser has the financial resources available to it necessary for the performance of its services and obligations as contemplated by the Registration Statement, the General Disclosure Package, the Prospectus and the Investment Management Agreement.

(c) Officer’s Certificates. Any certificate signed by any officer of the Company, any of the Subsidiaries or the Adviser delivered to a Representative or to counsel for the Underwriters shall be deemed a representation and warranty by the Company or the Adviser, as applicable, to each Underwriter as to the matters covered thereby.

SECTION 2. Sale and Delivery to Underwriters; Closing.

(a) Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at the price (the “Purchase Price”) set forth in Schedule A, the aggregate principal amount of Securities set forth in Schedule A opposite the name of such Underwriter, plus any additional aggregate principal amount of Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof.

(b) Payment. Payment of the price for the Securities and delivery of the Securities, shall be made at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York 10036, or at such other place as shall be agreed upon by the Representatives and the Company, at 10:00 A.M. (New York City time) on the third business day after the date hereof (unless postponed in accordance with the provisions of Section 10), or such other time not later than ten business days after such date as shall be agreed upon by all of the Representatives and the Company (such time and date of payment and delivery being herein called “Closing Time”).

Payment of the price of the Securities shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company against delivery to a Representative through the facilities of the Depositary Trust Company for the respective accounts of the Underwriters of the Securities to be purchased by them. It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities that it has agreed to purchase. The Representatives may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.

(c) Denominations; Registration. The Securities shall be transferred electronically at the Closing Time in such denominations and registered in such names as the Representatives may request in writing at least one full business day before the Closing Time. The Securities will be made available for examining and packaging by the Representatives in the City of New York not later than 10:00 A.M. (New York City time) on the business day prior to the Closing Time.

SECTION 3. Covenants of the Company. The Company covenants with each Underwriter as follows:

(a) Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 3(b), will comply with the requirements of Rule 430B or Rule 430C and Rule 424(b), and will notify each Representative immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective or any amendment or supplement to the Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus, or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment or of any order preventing or suspending the use of any preliminary prospectus or the Prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(d) or 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities. The Company will effect all filings required under Rule 424(b) within the time period required by Rule 424(b), and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will use its commercially reasonable efforts to prevent the issuance of any stop order, prevention or suspension and, if any such order is issued, to obtain the lifting thereof at the earliest possible moment.

(b) Continued Compliance with Securities Laws. The Company will use its commercially reasonable efforts to comply with the 1933 Act and the 1933 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Registration Statement, the General Disclosure Package and the Prospectus. If at any time when a prospectus relating to the Securities is required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to (i) amend the Registration Statement in order that the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) amend or supplement the General Disclosure Package or the Prospectus in order that the General Disclosure Package or the Prospectus, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser or (iii) amend the Registration Statement or amend or supplement the General Disclosure Package or the Prospectus, as the case may be, in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly (A) give the Representatives notice of such event, (B) prepare any amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement, the General Disclosure Package or the Prospectus comply with such requirements and, a reasonable amount of time prior to any proposed filing or use, furnish the Representatives with copies of any such amendment or supplement and (C) file with the Commission any such amendment or supplement. The Company will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request. The Company has given the Representatives notice of any filings made pursuant to the 1934 Act or 1934 Act Regulations within 48 hours prior to the Applicable Time; the Company shall give the Representatives notice of its intention to make any such filing from the Applicable Time to the Closing Time and shall furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be.

(c) Delivery of Commission Filings. The Company has furnished or, upon written request of the Representative, shall deliver to the Representatives and counsel for the Underwriters, without charge, conformed copies of the Registration Statement, as originally filed, and of each amendment thereto (including exhibits filed therewith) and conformed copies of all consents and certificates of experts, and will also deliver to the Representatives, without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the Underwriters. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d) Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when a prospectus relating to the Securities is required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e) Blue Sky Qualifications. The Company will use its commercially reasonable efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representatives may designate and to maintain such qualifications in effect so long as reasonably required to complete the distribution of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(f) Rule 158. The Company will make generally available to its securityholders as soon as practicable an earnings statement that satisfies the provisions of Section 11(a) of the 1933 Act and Rule 158 of the Commission promulgated thereunder covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the “effective date” (as defined in Rule 158) of the Registration Statement; provided that the Company will be deemed to have complied with such request by filing such an earnings statement on EDGAR.

(g) DTC. The Company will cooperate with the Representatives and use its commercially reasonable efforts to permit the offered Securities to be eligible for clearance and settlement through the facilities of DTC.

(h) Use of Proceeds; OFAC. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Registration Statement, the General Disclosure Package and the Prospectus under “Use of Proceeds.” The Company will not directly or, to its knowledge, indirectly, use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions (to the extent that such action would result in the violation by any person (including any person participating in the transaction, whether as underwriter, adviser, investor or otherwise) of Sanctions) or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(i) Clear Market. Through the Closing Time, the Company will not, without the prior written consent of the Representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any debt securities issued or guaranteed by the Company or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by the Company or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of debt securities issued or guaranteed by the Company or any such other securities, without the prior written consent of the Representatives on behalf of the Underwriters, other than the Securities to be sold hereunder.

(j) Reporting Requirements. The Company, during the period when a Prospectus relating to the Securities is required to be delivered under the 1933 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and 1934 Act Regulations.

(k) Business Development Company Status. The Company, during the period of at least two years from the Closing Time, will use its commercially reasonable efforts to maintain its status as a business development company; provided, however, the Company may cease to be, or withdraw its election as, a business development company, with the approval of the board of directors and a vote of stockholders as required by Section 58 of the 1940 Act or any successor provision.

(l) Regulated Investment Company Status. The Company will use its commercially reasonable efforts to maintain its qualification as a regulated investment company under Subchapter M of the Code for each full fiscal year during which it is a business development company under the 1940 Act.

(m) Annual Compliance Reviews. The Company will retain qualified accountants and qualified tax experts to (i) test procedures and conduct annual compliance reviews designed to determine compliance with the regulated investment company provisions of the Code and (ii) otherwise assist the Company in monitoring appropriate accounting systems and procedures designed to determine compliance with the regulated investment company provisions of the Code.

(n) Accounting Controls. The Company will use commercially reasonable efforts to establish and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to the Company’s consolidated assets is permitted only in accordance with management’s authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; (E) material information relating to the Company and the assets managed by the Adviser is promptly made known to the officers responsible for establishing and maintaining the system of internal accounting controls; and (F) any significant deficiencies or weaknesses in the design or operation of internal accounting controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, and any fraud whether or not material that involves management or other employees who have a significant role in internal controls, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s board of directors.

(o) Disclosure Controls. The Company will use commercially reasonable efforts to establish and employ disclosure controls and procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate to allow timely decisions regarding disclosure.

(p) Testing-the-Waters Materials. If at any time following the distribution of any Written Testing-the-Waters Communication there has occurred or occurs an event or development as a result of which such Written Testing-the-Waters Communication included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at that subsequent time, not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement, at its own expense, such Written Testing-the-Waters Communication to eliminate or correct such untrue statement or omission.

(q) Issuer Free Writing Prospectus. The Company represents and agrees that, without the prior consent of the Representatives (i) it will not distribute any offering material other than the Registration Statement, the General Disclosure Package, the Prospectus or the information set forth on Schedule B hereto, and (ii) it has not made and will not make any offer relating to the Securities that would constitute a “free writing prospectus” as defined in Rule 405 under the 1933 Act (other than for the information set forth on Schedule B hereto), and which the parties agree, for the purposes of this Agreement, includes (x) any “advertisement” as defined in Rule 482 under the 1933 Act; and (y) any sales literature, materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Securities, including any in-person roadshow or investor presentations (including slides and scripts relating thereto) made to investors by or on behalf of the Company.

SECTION 4. Payment of Expenses.

(a) Expenses. The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of copies of each preliminary prospectus and the Prospectus and any amendments or supplements thereto, this Agreement, the Indenture, the DTC Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, and any costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Underwriters, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iv) the fees and disbursements of the Company’s and the Adviser’s counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(e) hereof, (vi) the fees and expenses of the Trustee for the Securities, (vii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, reasonable and documented expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, documented travel and lodging expenses of officers of the Company and any such consultants and (viii) the costs and expenses (including, without limitation, any damages or other amounts payable in connection with legal or contractual liability) associated with the reforming of any contracts for sale of the Securities made by the Underwriters caused by a breach of the representation contained in the second sentence of Section 1(a)(iv).

(b) Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Section 9(a)(i) or (iii) hereof, the Company shall reimburse the Underwriters for all of their reasonable and documented out-of-pocket expenses, including the reasonable and documented fees and disbursements of counsel for the Underwriters.

SECTION 5. Conditions of Underwriters’ Obligations. The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company and the Adviser contained herein or in certificates of any officer of the Company, any of the Subsidiaries or the Adviser delivered pursuant to the provisions hereof, to the performance by the Company and the Adviser of their respective covenants and other obligations hereunder, and to the following further conditions:

(a) Registration Statement. At the Closing Time, no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no order preventing or suspending the use of any preliminary prospectus, any Issuer Free Writing Prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, contemplated; and the Company has complied with each request (if any) from the Commission for additional information in connection with the Registration Statement. Any required filing of each Issuer Free Writing Prospectus pursuant to Rule 433 has been made in the manner and within the time period required by Rule 433(d).

(b) Opinions of Counsel for Company. At the Closing Time, the Representatives shall have received the favorable opinions, dated the Closing Time, of Dechert LLP, counsel for the Company, and of Venable LLP, counsel for the Company, in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letters for each of the other Underwriters to the effect set forth in Exhibit A-1 and Exhibit A-2 hereto and to such further effect as counsel to the Underwriters may reasonably request. Such counsels may state that insofar as such opinions involve factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and the Subsidiaries and the Adviser and certificates of public officials.

(c) Opinion of Counsel for Underwriters. At the Closing Time, the Representatives shall have received the favorable opinion, dated the Closing Time, of Ropes & Gray LLP, counsel for the Underwriters. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers and other representatives of the Company and the Subsidiaries and the Adviser and certificates of public officials.

(d) Officers’ Certificates.

(i) At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, any material adverse change in the business, properties, management, financial condition, prospects or results of operations of the Company and the Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representatives shall have received a certificate of the chief executive officer or the president of the Company and of the chief financial or chief accounting officer of the Company, dated the Closing Time, to the effect that (A) there has been no such material adverse change, (B) the representations and warranties of the Company in Section 1(a) of this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (C)

the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time, and (D) no stop order suspending the effectiveness of the Registration Statement under the 1933 Act has been issued, no order preventing or suspending the use of any preliminary prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to their knowledge, contemplated by the Commission.

(ii) At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectus, an Adviser Material Adverse Effect, and the Representatives shall have received a certificate of two authorized signatories of the Adviser, dated the Closing Time, to the effect that (A) there has been no such Adviser Material Adverse Effect, (B) the representations and warranties of the Adviser in Section 1(b) of this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time and (C) the Adviser has complied with all agreements and satisfied all conditions on their part to be performed or satisfied at or prior to the Closing Time.

(e) Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Representatives shall have received from RSM US LLP a letter, dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the Company’s financial statements and certain financial information included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus.

(f) Bring-down Comfort Letter. At the Closing Time, the Representatives shall have received from RSM US LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(g) Base Indenture, First Supplemental Indenture and Securities. At or prior to the Closing Time, the Company and the Trustee shall have executed and delivered the Base Indenture, First Supplemental Indenture and the Securities.

(h) Maintenance of Rating. Since the execution of this Agreement, there shall not have been any decrease in or withdrawal of the rating of any securities of the Company or any of its Subsidiaries by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the 1934 Act) or any notice given of any intended or potential decrease in or withdrawal of any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(i) Additional Documents. At the Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company and the Adviser in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representatives and counsel for the Underwriters.

(j) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7, 8, 14, 15 and 16 survive any such termination and remain in full force and effect.

SECTION 6. Indemnification.

(a) Indemnification of Underwriters by the Company and the Adviser. The Company and the Adviser, severally and not jointly, agree to indemnify and hold harmless each Underwriter, its affiliates (as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”)), its selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including any Rule 430B Information or Rule 430C Information, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included (A) in any preliminary prospectus, any Issuer Free Writing Prospectus, any Written Testing-the-Waters Communication, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto), or (B) in any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Securities (“Marketing Materials”), including any road show as defined in Rule 433(h) under the 1933 Act (a “road show”) or investor presentations made to investors by the Company (whether in person or electronically), or the omission or alleged omission in any preliminary prospectus, Issuer Free Writing Prospectus, the Prospectus, any Marketing Materials, any Written Testing-the-Waters Communication or the General Disclosure Package of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company;

(iii) against any and all expense whatsoever, as incurred (including the reasonably incurred and documented fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above; provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in the Registration Statement (or any amendment thereto), including any Rule 430B Information or Rule 430C Information, any preliminary prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information, and provided, further, that the Adviser’s indemnity agreement shall only apply to statements described in (i) above regarding the Adviser.

(b) Indemnification of Company, Directors, Officers and Adviser. Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless the Company, the Adviser, their directors, each of the Company’s officers who signed the Registration Statement and each person, if any, who controls the Company or the Adviser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including any Rule 430B Information or Rule 430C Information, the General Disclosure Package, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced (through the forfeiture of substantive rights and defenses) as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Representatives, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 7. Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Adviser, on the one hand, and the Underwriters, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Adviser, on the one hand, and of the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations. For the avoidance of doubt, the Adviser’s contribution agreement shall only apply to instances in which the Adviser has an indemnity obligation as described above in Section 6(a).

The relative benefits received by the Company and the Adviser, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company, on the one hand, and the total underwriting discount received by the Underwriters, on the other hand, in each case as set forth on the cover of the Prospectus, bear to the aggregate public offering price of the Securities as set forth on the cover of the Prospectus.

The relative fault of the Company and the Adviser, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company and the Adviser or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company, the Adviser and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the underwriting commissions received by such Underwriter in connection with the Securities underwritten by it and distributed to the public.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Notwithstanding anything in this Agreement to the contrary, any indemnification and contribution by the Company shall be subject to the requirements and limitations of Section 17(i) of the 1940 Act and any applicable guidance from the Commission or its staff thereunder.

For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company or the Adviser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company or the Adviser, as the case may be. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the aggregate principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 8. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company, any of the Subsidiaries or the Adviser submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, its officers or directors or any person controlling the Company and (ii) delivery of and payment for the Securities.

SECTION 9. Termination of Agreement.

(a) Termination. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, in the judgment of the Representatives, since the time of execution of this Agreement or since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, any material adverse change in the business, properties, management, financial condition, prospects or results of operations of the Company and the Subsidiaries taken as one enterprise or the Adviser, whether or not arising in the ordinary course of business, which would make it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities on the terms and in the manner contemplated in the Registration Statement, the preliminary prospectus and the Prospectus or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the completion of the offering or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or The New York Stock Exchange, or (iv) if trading generally on the NYSE Amex or The New York Stock Exchange or in the Nasdaq Global Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other governmental authority, (v) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or with respect to Clearstream or Euroclear systems in Europe, or (vi) if a banking moratorium has been declared by either Federal or New York authorities.

(b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, provided that Sections 1, 6, 7, 8, 14, 15 and 16 shall survive such termination and remain in full force and effect.

SECTION 10. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at the Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the non-defaulting Underwriters shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the non-defaulting Underwriters shall not have completed such arrangements within such 24-hour period, then if the aggregate principal amount of Defaulted Securities does not exceed 10% of the aggregate principal amount of Securities to be purchased, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or if the aggregate principal amount of Defaulted Securities exceeds 10% of the aggregate principal amount of Securities to be purchased, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either (i) the non-defaulting Underwriters or (ii) the Company shall have the right to postpone Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement, the General Disclosure Package or the Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to (i) (a) Goldman Sachs & Co. LLC at 200 West Street, New York, New York 10282-2198 Attention: Registration Department; (b) Keefe, Bruyette & Woods, Inc. at 787 Seventh Avenue, Fourth Floor, New York, New York 10019 Facsimile: (212) 581-1592 Attention: Capital Markets; and (c) Truist Securities, Inc. at 3333 Peachtree Road NE, Atlanta, Georgia 30326 Facsimile: (404) 926-5027 Attention: Investment Grade Capital Markets; and (ii) Ropes & Gray LLP at 1211 Avenue of the Americas, New York, New York 10036, Attention: Paul Tropp and Christopher Capuzzi. Notices to the Company and the Adviser shall be directed to them at 590 Madison Avenue, 15th Floor, New York, NY 10022, facsimile no. (212) 905-1075, Attention: Arthur Penn.

SECTION 12. No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, (b) in connection with the offering of the Securities and the process leading thereto, each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, any of the Subsidiaries or their respective stockholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering of the Securities or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company or any of its subsidiaries on other matters) and no Underwriter has any obligation to the Company with respect to the offering of the Securities except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering of the Securities and the Company has consulted its own respective legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 13. Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company and the Adviser and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company and the Adviser and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 14. Trial by Jury. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 15. GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK.

SECTION 16. Consent to Jurisdiction; Waiver of Immunity. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 17. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 19. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 20. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c) For purposes of this Section 20, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters, the Company and the Adviser in accordance with its terms.

Very truly yours,

PENNANTPARK FLOATING RATE CAPITAL LTD.

By:	/s/ Arthur H. Penn
Name: Arthur H. Penn
Title: Chief Executive Officer

PENNANTPARK INVESTMENT ADVISERS, LLC

By:	/s/ Arthur H. Penn
Name: Arthur H. Penn
Title: Managing Member

CONFIRMED AND ACCEPTED,
as of the date first above written:

GOLDMAN SACHS & CO. LLC

By:	/s/ Sam Chaffin
Name: Sam Chaffin
Title: Vice President

KEEFE, BRUYETTE & WOODS, INC.

By:	/s/ Allen Laufenberg
Name: Allen Laufenberg
Title: Managing Director

TRUIST SECURITIES, INC.

By:	/s/ Robert Nordlinger
Name: Robert Nordlinger
Title: Director

SCHEDULE A

1. The initial offering price for the Securities shall be 99.441% of the aggregate principal amount thereof.

2. The Purchase Price for the Securities to be paid by the several Underwriters shall be 97.441% of the aggregate principal amount thereof.

Underwriters	Aggregate Principal Amount of Securities to be Purchased
Goldman Sachs & Co. LLC	$60,000,000
Keefe, Bruyette & Woods, Inc.	$20,000,000
Truist Securities, Inc.	$10,000,000
JMP Securities LLC	$5,000,000
Ladenburg Thalmann & Co. Inc.	$5,000,000

Total	$100,000,000

SCHEDULE B

Term sheet containing the terms of the Securities, substantially in the form of Annex A hereto.

2

SCHEDULE C

Consolidated subsidiaries of the Company:

PennantPark Floating Rate Funding I, LLC

PennantPark Floating Rate Funding II, LLC

PennantPark CLO I, LLC

PennantPark CLO I, Ltd.

PennantPark CLO I Depositor, LLC

PFLT Investment Holdings, LLC

ANNEX A

Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated March 18, 2021

Relating to Preliminary Prospectus dated March 18, 2021 and

Prospectus dated January 29, 2020

Registration No. 333-235532

PennantPark Floating Rate Capital Ltd.

$100,000,000

4.25% Notes due 2026

PRICING TERM SHEET

March 18, 2021

The following sets forth the final terms of the 4.25% Notes due 2026 and should only be read together with the preliminary prospectus supplement dated March 18, 2021, together with the accompanying prospectus dated January 29, 2020, relating to these securities (the “Preliminary Prospectus”), and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus. All references to dollar amounts are references to U.S. dollars.

Issuer:	PennantPark Floating Rate Capital Ltd.

Security:	4.25% Notes due 2026

Rating (Egan-Jones)*:	BBB

Trade Date:	March 18, 2021

Settlement Date:

March 23, 2021 (T+3)

PennantPark Floating Rate Capital Ltd. expects that delivery of the Notes will be made to investors on or about March 23, 2021, which will be the third business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing should consult their own advisor.

Aggregate Principal Amount Offered:	$100,000,000

Maturity Date:	April 1, 2026

Benchmark Treasury:	0.500% due February 28, 2026

Benchmark Treasury Price and Yield:	98-08 / 0.862%

Spread to Benchmark Treasury:	+351.3 basis points

Yield to Maturity:	4.375%

Price to Public (Issue Price):	The Notes will be issued at a price of 99.441% of their principal amount, plus accrued interest, if any, from March 23, 2021

Coupon (Interest Rate):	4.25%

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2021

Make-Whole Redemption:

Equal to the greater of the following amounts:

•  100% of the principal amount of the Notes to be redeemed, or

•  the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus 50 basis points; provided, however, that if PennantPark Floating Rate Capital Ltd. redeems any Notes on or after January 1, 2026 (the date falling three months prior to the maturity date of the Notes), the redemption price for the Notes will be equal to 100% of the principal amount of the Notes to be redeemed, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the date of redemption

Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	70806A AA4

ISIN:	US70806AAA43

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Keefe, Bruyette & Woods, Inc. Truist Securities, Inc.

Co-Managers:	JMP Securities LLC Ladenberg Thalman & Co. Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Investors are advised to carefully consider the investment objectives, risks, charges and expenses of PennantPark Floating Rate Capital Ltd. (“PFLT”) before investing. The preliminary prospectus supplement dated March 18, 2021 and the accompanying prospectus dated January 29, 2020, each of which have been filed with the Securities and Exchange Commission (the “SEC”), contains this and other information about PFLT and should be read carefully before investing.

The information in the Preliminary Prospectus and in this pricing term sheet is not complete and may be changed. The Preliminary Prospectus and this pricing term sheet are not offers to sell any securities of PFLT and are not soliciting an offer to buy such securities in any state or jurisdiction where such offer and sale is not permitted.

PFLT’s shelf registration statement is on file and has been declared effective by the SEC. The offering may be made only by means of a preliminary prospectus supplement and an accompanying prospectus. Before you invest, you should read the preliminary prospectus supplement dated March 18, 2021, the accompanying prospectus dated January 29, 2020 and other documents the issuer has filed with the SEC for more complete information about PFLT and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, PFLT, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it from any of the following: Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 1-212-902-9316 or email: prospectus-ny@ny.email.gs.com; Keefe, Bruyette & Woods, A Stifel Company, Attn: Prospectus Department, 787 Seventh Avenue, Fourth Floor, New York, NY 10019, telephone: 1-800-966-1559, facsimile: 1-212-581-1592 or email: USCapitalMarkets@kbw.com; and Truist Securities Inc., Attn: Prospectus Department, 303 Peachtree Road, Atlanta, GA 30308, telephone: 1-800-685-4786 or email: TSIDocs@Truist.com.

[Remainder of Page Intentionally Blank]

EXHIBIT A-1

Form of Opinion of Dechert LLP

[Attached Separately]

EXHIBIT A-2

Form of Opinion of Venable LLP

[Attached Separately]